UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 13G

                                 Amendment No. 1


                    Under the Securities Exchange Act of 1934

                                Lear Corporation
                                ----------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)



                                   521893 10 7
                                   -----------
                                 (CUSIP Number)





                               Page 1 of 30 Pages
                           Exhibit Index is at Page 18

CUSIP NO.    521893 10 7                            13G
          ----------------


1.       Name of Reporting Person                  EXOR Group S.A.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person                  (No S.S. or IRS
                                                   Identification No.)


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Luxembourg
         Organization


Number of Shares                    (5) Sole Voting Power
Beneficially                                               0
Owned by Each                       (6) Shared Voting
Reporting Person                        Power              2,183,914
With
                                    (7) Sole Dispositive Power
                                                           0

                                    (8) Shared Dispositive
                                        Power              2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person        2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                          3.3%



12.      Type of Reporting Person
                                                    CO


                               Page 2 of 30 Pages

CUSIP No.   521893 10 7                             13G
          ---------------


1.       Name of Reporting Person                     FIMA Finance
         S.S. or I.R.S. Identifica-                   Management Inc.
         tion No. of Above Person                     (No S.S. or IRS
                                                      Identification No.)


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                  British Virgin Islands
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power               2,183,914
With

                                    (7) Sole Dispositive Power
                                                            0

                                    (8) Shared Dispositive
                                        Power               2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person         2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                               3.3%


12.      Type of Reporting Person
                                                          CO

                               Page 3 of 30 Pages

CUSIP No.   521893 10 7                             13G
          ---------------


1.       Name of Reporting Person                   Istituto Finanziario
         S.S. or I.R.S. Identifica-                 Industriale S.p.A.
         tion No. of Above Person                   (No S.S. or IRS
                                                    Identification No.)


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Italy
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power              2,183,914
With
                                    (7) Sole Dispositive Power
                                                            0

                                    (8) Shared Dispositive
                                        Power               2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person         2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                   3.3%


12.      Type of Reporting Person
                                                   CO


                               Page 4 of 30 Pages

CUSIP No.   521893 10 7                                       13G
          ----------------


1.       Name of Reporting Person                    Giovanni Agnelli
         S.S. or I.R.S. Identifica-                    e C. S.a.a.
         tion No. of Above Person                    (No S.S. or IRS
                                                     Identification No.)


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Italy
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power               2,183,914
With
                                    (7) Sole Dispositive Power
                                                            0

                                    (8) Shared Dispositive
                                        Power               2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person         2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                               3.3%


12.      Type of Reporting Person
                                                                          PN

                               Page 5 of 30 Pages

CUSIP No.   521893 10 7                                       13G
          ---------------


1.       Name of Reporting Person                   Giovanni Agnelli
         S.S. or I.R.S. Identifica-                 (No S.S. or IRS
         tion No. of Above Person                   Identification No.)


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                   (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Italy
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power               2,183,914
With
                                    (7) Sole Dispositive Power
                                                            0

                                    (8) Shared Dispositive
                                        Power                2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person          2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                    3.3%


12.      Type of Reporting Person
                                                               IN

                               Page 6 of 30 Pages

CUSIP No.   521893 10 7                                       13G
          ---------------


1.       Name of Reporting Person                    Umberto Agnelli
         S.S. or I.R.S. Identifica-                  (No S.S. or IRS
         tion No. of Above Person                    Identification No.)


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Italy
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power               2,183,914
With
                                    (7) Sole Dispositive Power
                                                            0

                                    (8) Shared Dispositive
                                        Power                2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person          2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                         3.3%


12.      Type of Reporting Person
                                                                  IN


                               Page 7 of 30 Pages

CUSIP No.   521893 10 7                                       13G
          ---------------


1.       Name of Reporting Person                        Carlo Camerana
         S.S. or I.R.S. Identifica-                      (No S.S. or I.R.S.
         tion No. of Above Person                        Identification No.)


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Italy
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power               2,183,914
With
                                    (7) Sole Dispositive Power
                                                            0

                                    (8) Shared Dispositive
                                        Power               2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person         2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                        3.3%


12.      Type of Reporting Person
                                                                   IN

                               Page 8 of 30 Pages

CUSIP No.  521893 10 7                               13G
          --------------


1.       Name of Reporting Person                 Gianluigi Gabetti
         S.S. or I.R.S. Identifica-               (S.S. No. ###-##-####)
         tion No. of Above Person


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Italy
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power               2,183,914
With
                                    (7) Sole Dispositive Power
                                                            0

                                    (8) Shared Dispositive
                                        Power               2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person         2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                         3.3%


12.      Type of Reporting Person
                                                                   IN

                               Page 9 of 30 Pages

CUSIP No.   521893 10 7                                       13G
          ---------------


1.       Name of Reporting Person                     Gabriele Galateri
         S.S. or I.R.S. Identifica-                   (S.S. No. ###-##-####)
         tion No. of Above Person


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Italy
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power               2,183,914
With
                                    (7) Sole Dispositive Power
                                                            0

                                    (8) Shared Dispositive
                                        Power               2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person         2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                         3.3%


12.      Type of Reporting Person
                                                                    IN

                               Page 10 of 30 Pages

CUSIP No.  521893 10 7                               13G
          --------------


1.       Name of Reporting Person                  Cesare Romiti
         S.S. or I.R.S. Identifica-                (No S.S. or I.R.S.
         tion No. of Above Person                  Identification No.)


2.       Check the Appropriate Box                            (a)
         if a Member of a Group
                                                              (b)   X

3.       S.E.C. Use Only


4.       Citizenship or Place of                              Italy
         Organization

Number of Shares                    (5) Sole Voting Power
Beneficially                                                0

Owned by Each                       (6) Shared Voting
Reporting Person                        Power               2,183,914
With
                                    (7) Sole Dispositive Power
                                                            0

                                    (8) Shared Dispositive
                                        Power               2,183,914

9.       Aggregate Amount Beneficially
         Owned by Each Reporting Person         2,183,914

10.      Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares

11.      Percent of Class Represented
         by Amount in Row 9                                          3.3%


12.      Type of Reporting Person
                                                                       IN

                               Page 11 of 30 Pages

Item 1(a) Name of Issuer:

                  Lear Corporation (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

                  21557 Telegraph Road
                  Southfield, Michigan 48086-5008

Item 2(a) Name of Person Filing:

                  This Statement is being filed by:

                  (i) FIMA Finance Management Inc., a British Virgin Islands Corporation ("FIMA");

                 (ii) EXOR Group S.A., a Luxembourg corporation ("EXOR"), which is the holder of all of the issued and outstanding capital stock of FIMA;

                (iii) Istituto Finanziario Industriale S.p.A., an Italian corporation ("IFI"), which for pur poses of the Securities and Exchange Act of 1934, as amended (the "Act"), is deemed to control EXOR;

                 (iv) Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares ("GA"), which for purposes of the Act is deemed to control IFI; and

                  (v) Messrs. Giovanni Agnelli, Umberto Agnelli, Carlo Camerana, Gianluigi Gabetti, Gabriele Galateri and Cesare Romiti, the General Partners of GA, who, for purposes of the Act are deemed to control GA (all such persons in (i) through (v) being hereinafter referred to as the "Reporting Persons").

Item 2(b) Address of Principal Business Office:

                  FIMA:
                  Wickhams Cay
                  Road Town, Tortola
                  British Virgin Islands

                  EXOR:
                  2 Boulevard Royal
                  L-2953, Luxembourg


                               Page 12 of 30 Pages

                  IFI:
                  Corso Matteotti, 26
                  10121 Torino, Italy

                  GA:
                  Via Del Carmine, 10
                  10122 Torino, Italy

                  Giovanni Agnelli:
                  Corso Marconi 10
                  10125 Torino, Italy

                  Umberto Agnelli:
                  Via Carlo         Marenco, 25
                  10126 Torino, Italy

                  Carlo Camerana:
                  Via del Carmine, 10
                  10122 Torino, Italy

                  Gianluigi Gabetti:
                  Via Carlo         Marenco, 25
                  10126 Torino, Italy

                  Gabriele Galateri:
                  Via del Carmine, 10
                  10122 Torino, Italy

                  Cesare Romiti:
                  Corso Marconi, 10
                  10125 Torino, Italy

Item 2(c) Citizenship:

                  See Item 4 of the cover pages attached hereto.

Item 2(d) Title of Class of Securities:

                  Common Stock, par value $.01 per share (the
                  "Common Stock")

Item 2(e) CUSIP Number:

                  521893 10 7

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) ( )           Broker or Dealer registered under
                                    Section 15 of the Act


                               Page 13 of 30 Pages

                  (b) ( )           Bank as defined in Section 3(a)(6) of
                                    the Act

                  (c) ( )           Insurance Company as defined in
                                    Section 3(a)(19) of the Act

                  (d) ( )           Investment Company registered under
                                    Section 8 of the Investment Company Act

                  (e) ( )           Investment Adviser registered under
                                    Section 203 of the Investment Advisers
                                    Act of 1940

                  (f) ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 140.13d-1(b)(1)(ii)(F)

                  (g) ( ) Parent Holding Company, in accordance withss. 240.13d-1(b)(ii)(G)

                  (h) ( )           Group, in accordance with
                                    ss. 240.13d-1(b)(1)(ii)(H)

Item 4.           Ownership:

                  As of the date of this statement, FIMA is the beneficial owner of 2,183,914 shares of Common Stock (the "FIMA Shares").

                  The FIMA Shares constitute 3.3% of the outstanding shares of Common Stock based on 65,410,232 shares of Common Stock outstanding on November 4, 1996, as reported in the Issuer's Quarterly report on Form 10-Q for the quarter ended September 30, 1996.

                  EXOR, through its control of FIMA, IFI through its deemed control (for purposes of the Act) of EXOR, GA through its deemed control (for purposes of the Act) of IFI, and Messrs. Giovanni Agnelli, Umberto Agnelli, Carlo Camerana, Gianluigi Gabetti, Gabriele Galateri and Cesare Romiti, through their deemed control (for purposes of the Act) of GA, beneficially own all of the FIMA Shares.

                  All of the Reporting Persons share the power to dispose or to direct the disposition and the power to vote or to direct the vote of the FIMA Shares.


                               Page 14 of 30 Pages

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.           Ownership of More than Five Percent on Behalf of
                  Another Person:

                  Not applicable.

Item 7.           Identification and Classification of the
                  Subsidiary Which Acquired the Security Being
                  Reported on By the Parent Holding Company:

                  Not applicable.

Item 8. Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.           Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

                  Not applicable.

                               Page 15 of 30 Pages

                                    Signature

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.


                                        EXOR GROUP S.A.


                                        By:            *
                                           -------------------------------
                                        Name:  Richard S. Borisoff
                                        Title:  Attorney-in-Fact


                                        FIMA FINANCE MANAGEMENT INC.


                                        By:            *
                                           -------------------------------
                                        Name:  Richard S. Borisoff
                                        Title:  Attorney-in-Fact


                                        ISTITUTO FINANZIARIO
                                          INDUSTRIALE S.p.A.


                                        By:            *
                                           -------------------------------
                                        Name:  Richard S. Borisoff
                                        Title:  Attorney-in-Fact


                                        GIOVANNI AGNELLI e C. S.a.a.


                                        By:            *
                                           -------------------------------
                                        Name:  Richard S. Borisoff
                                        Title:  Attorney-in-Fact



                                        By:            *
                                           -------------------------------
                                        Giovanni Agnelli, by
                                        Richard S. Borisoff,
                                        Attorney-in-Fact


                                                    *
                                        -------------------------------
                                        Umberto Agnelli, by
                                        Richard S. Borisoff,
                                        Attorney-in-Fact


                               Page 16 of 30 Pages

                                                                 *
                                      -------------------------------
                                      Carlo Camerana, by
                                      Richard S. Borisoff,
                                      Attorney-in-Fact


                                                  *
                                      -------------------------------
                                      Gianluigi Gabetti, by
                                      Richard S. Borisoff,
                                      Attorney-in-Fact


                                                 *
                                      -------------------------------
                                      Gabriele Galateri, by
                                      Richard S.Borisoff,
                                      Attorney-in-Fact


                                                  *
                                      -------------------------------
                                      Cesare Romiti, by
                                      Richard S. Borisoff,
                                      Attorney-in-Fact


                                       /s/ Richard S. Borisoff
                                      -------------------------------
                                      *Richard S. Borisoff
                                      Attorney-in-Fact

Dated:  December 20, 1996

                               Page 17 of 30 Pages

                                  EXHIBIT INDEX

Exhibit No.                              Document                    Page



        1      Joint Filing Agreement, dated                          19
               December 20, 1996
        2      Power of Attorney for FIMA Finance                     21
               Management, Inc.
        3      Power of Attorney for EXOR GROUP S.A.                  22

        4      Power of Attorney for Istituto Finanziario             23
               Industriale S.p.A.
        5      Power of Attorney for Giovanni Agnelli e               24
               C. S.a.a.
        6      Power of Attorney for Giovanni Agnelli                 25
        7      Power of Attorney for Umberto Agnelli                  26
        8      Power of Attorney for Carlo Camerana                   27
        9      Power of Attorney for Gianluigi Gabetti                28
       10      Power of Attorney for Gabriele Galateri                29
       11      Power of Attorney for Cesare Romiti                    30



                               Page 18 of 30 Pages

                                                                   Exhibit 1



                  Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement to which this Exhibit is attached is filed on behalf of each of them.


                                           EXOR GROUP S.A.


                                           By:            *
                                              ----------------------------
                                           Name:  Richard S. Borisoff
                                           Title:  Attorney-in-Fact


                                           FIMA FINANCE MANAGEMENT INC.


                                           By:            *
                                              ----------------------------
                                           Name:  Richard S. Borisoff
                                           Title:  Attorney-in-Fact


                                           ISTITUTO FINANZIARIO
                                             INDUSTRIALE S.p.A.


                                           By:            *
                                              ----------------------------
                                           Name:  Richard S. Borisoff
                                           Title:  Attorney-in-Fact


                                           GIOVANNI AGNELLI e C. S.a.a.


                                           By:            *
                                              ----------------------------
                                           Name:  Richard S. Borisoff
                                           Title:  Attorney-in-Fact



                               Page 19 of 30 Pages

                                                       *
                                           ----------------------------
                                           Giovanni Agnelli, by
                                           Richard S. Borisoff,
                                           Attorney-in-Fact


                                                       *
                                           ----------------------------
                                           Umberto Agnelli, by
                                           Richard S. Borisoff,
                                           Attorney-in-Fact


                                                       *
                                           ----------------------------
                                           Carlo Camerana, by
                                           Richard S. Borisoff,
                                           Attorney-in-Fact


                                                       *
                                           ----------------------------
                                           Gianluigi Gabetti, by
                                           Richard S. Borisoff,
                                           Attorney-in-Fact


                                                        *
                                           ----------------------------
                                           Gabriele Galateri, by
                                           Richard S. Borisoff,
                                           Attorney-in-Fact


                                                       *
                                           ----------------------------
                                           Cesare Romiti, by
                                           Richard S. Borisoff,
                                           Attorney-in-Fact


                                            /s/ Richard S. Borisoff
                                           ----------------------------
                                           *Richard S. Borisoff
                                           Attorney-in-Fact


Dated: December 20, 1996


                               Page 20 of 30 Pages

                                                                 Exhibit 2

                                    POWER OF ATTORNEY



                  The undersigned, FIMA FINANCE MANAGEMENT INC., a British Virgin Islands corporation (the "Corporation"), by its representatives thereto duly authorized, hereby constitutes and appoints ERNEST RUBENSTEIN, PETER J. ROTHENBERG and RICHARD S. BORISOFF of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, its true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in its name and place on its behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by the Corporation or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.


                      FIMA FINANCE MANAGEMENT INC. (B.V.I.)


                                 By: /s/ Siegfried Maron
                                    -------------------------------
                                    Name:   Siegfried Maron
                                    Title:  President


Date:  December 27, 1995


                               Page 21 of 30 Pages

                                                                   Exhibit 3

                                POWER OF ATTORNEY



                  The undersigned, EXOR GROUP S.A., a Luxembourg corporation, by its representatives thereto duly authorized, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, its true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in its name and place on its behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by the Corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                 EXOR GROUP S.A.


                                 By: /s/ Giovanni Agnelli
                                    -------------------------------
                                    Name:  Giovanni Agnelli
                                    Title: Chairman

Date:  December 15, 1995



                               Page 22 of 30 Pages

                                                                 Exhibit 4

                                POWER OF ATTORNEY



                  The undersigned, ISTITUTO FINANZIARIO INDUSTRIALE S.p.A., a corporation organized under the laws of Italy, by its representatives thereto duly authorized, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, its true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in its name and place on its behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.


                                    ISTITUTO FINANZIARIO
                                    INDUSTRIALE S.p.A.


                                    By: /s/ Giovanni Agnelli
                                       -------------------------------
                                       Name:  Giovanni Agnelli
                                       Title: Chairman

Date:  December 15, 1995


                               Page 23 of 30 Pages

                                                                    Exhibit 5

                                POWER OF ATTORNEY



                  The undersigned, GIOVANNI AGNELLI e C. S.a.a., an Italian limited partnership represented by shares organized under the laws of Italy, by its representatives thereto duly authorized, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, its true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in its name and place on its behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.


                                   GIOVANNI AGNELLI e C. S.a.a.


                                   By: /s/ Giovanni Agnelli
                                       -------------------------------
                                       Name:  Giovanni Agnelli
                                       Title: General Partner

Date:  December 15, 1995


                               Page 24 of 30 Pages

                                                                  Exhibit 6

                                POWER OF ATTORNEY



                  The undersigned, GIOVANNI AGNELLI, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.


                                       /s/ Giovanni Agnelli
                                       -------------------------------
                                       Giovanni Agnelli

Date:  December 15, 1995


                               Page 25 of 30 Pages

                                                                 Exhibit 7

                                POWER OF ATTORNEY



                  The undersigned, UMBERTO AGNELLI, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                        /s/ Umberto Agnelli
                                       -------------------------------
                                       Umberto Agnelli

Date:  December 15, 1995


                               Page 26 of 30 Pages

                                                                  Exhibit 8

                                POWER OF ATTORNEY



                  The undersigned, CARLO CAMERANA, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                       /s/ Carlo Camerana
                                       -------------------------------
                                       Carlo Camerana

Date:  December 31, 1995


                               Page 27 of 30 Pages

                                                                   Exhibit 9

                                POWER OF ATTORNEY



                  The undersigned, GIANLUIGI GABETTI, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                        /s/ Gianluigi Gabetti
                                       -------------------------------
                                       Gianluigi Gabetti

Date:  December 15, 1995

                               Page 28 of 30 Pages

                                                                 Exhibit 10

                                POWER OF ATTORNEY



                  The undersigned, GABRIELE GALATERI GENOLA, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                       /s/ Gabriele Galateri Genola
                                       -------------------------------
                                       Gabriele Galateri Genola

Date:  December 31, 1995



                               Page 29 of 30 Pages

                                                                Exhibit 11

                                POWER OF ATTORNEY


                  The undersigned, CESARE ROMITI, in his capacity as Accamandatario (i.e., General Partner) of Giovanni Agnelli e C. S.a.a., an Italian limited partnership represented by shares, hereby constitutes and appoints Ernest Rubenstein, Peter J. Rothenberg and Richard S. Borisoff of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York, and each of them, severally, with full power of substitution, his true and lawful attorneys-in-fact and agents, in any and all capacities, with full power and authority to act in his name and place on his behalf with respect to all legal, contractual or regulatory matters relating to or in connection with the acquisition, ownership and sale or other disposition by EXOR GROUP S.A., a Luxembourg corporation, or any of its existing or future affiliates of direct or indirect interests in any entity (incorporated or unincorporated) or in any assets or properties (tangible or intangible) of any such entity, and to take all actions and execute and deliver all instruments and documents incidental or ancillary thereto, including, but not limited to, the certificates, notices or agreements necessary or appropriate to be executed in connection therewith and any reports to be filed with the United States Securities and Exchange Commission pursuant to Section 13(d), 13(g) and 16 of Securities Exchange Act of 1934, as amended, and to file any such other reports, documents and certificates with any state, local or other agencies and instrumentalities and other persons with which such other reports, documents or certificates are required to be filed or delivered, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or other substitutes, may lawfully do or cause to be done.



                                        /s/ Cesare Romiti
                                       -------------------------------
                                       Cesare Romiti

Date:  December 21, 1995


                               Page 30 of 30 Pages